Exhibit 4.10A

ENGLISH TRANSLATION FOR REFERENCE ONLY.
THE ORIGINAL AGREEMENT EXECUTED IN CHINESE SHALL CONTROL.	(English Translation)

Equity Pledge Agreement

Of

Beijing Chenhuan Technology Co., Ltd.

by and among

Wu Haipeng

He Yansheng

and

Qieyiyou (Beijing) Information Technology Co., Ltd.

January 13 , 2014

Equity Pledge Agreement

This Equity Pledge Agreement (the “Agreement”) is entered into by the following parties on January 13, 2014 in Beijing, the People’s Republic of China (“PRC” or “China”):

(1)             Wu Haipeng

ID No.: 110108196611071XXX;

(2)             He Yansheng

ID No.: 10105195806195XXX:

(The aforesaid individuals are referred to severally as a “Pledger”or collectively “Pledgers” in this Agreement)

and

(3)             Qieyiyou (Beijing) Information Technology Co., Ltd.(“Pledgee”)

Registered Address: Room 08, 8th Floor, Building No.2, Yard No.4, Qiyang Road, Chaoyang District, Beijing

Legal Representative: Li Daoxin

Each of the foregoing parties is referred to hereinafter individually as a “Party” and collectively as “Parties”.

WHEREAS:

(1)               The Pledgers are the registered shareholders of Beijing Chenhuan Technology Co., Ltd. (with registered address at Room 05, 8th Floor, Building No.2, Yard No.4, Qiyang Road, Chaoyang District, Beijing and Wu Haipeng as its legal representative, the “Company”), namely Wu Haipeng and He Yansheng, who hold 51% and 49% equity interests in the Company (the “Company Equity”). As of the date hereof, the capital amounts and shareholding ratios of them in the Company are set forth in Exhibit 1 to this Agreement.

(2)               Pursuant to the Loan Agreement dated January 13, 2015 by and between Pledgee and Pledgers (the “Loan Agreement”), Pledgee advanced a loan in the aggregate amount of RMB1.5 million to Pledgers;

(3)               Pursuant to the Exclusive Equity Option Agreement dated January 13, 2014 by and among Pledgers, Pledgee and the Company (the “Equity Option Agreement”), Pledgers shall at Pledgee’s request transfer their equity interests in the Company, in whole or in part, to Pledgee and/or its designated entity or individual to the extent permitted by the PRC Law;

(4)               Pursuant to the Voting Right Entrust Agreement dated January 13, 2014 by and among Pledgee, the Company and Pledgers (the “Voting Right Entrust Agreement”), certain individuals designated by Pledgee have been fully entrusted by Pledgers to exercise on their behalf all the voting rights Pledgers enjoy as shareholders of the Company;

(5)               Pursuant to the Exclusive Technical Consulting and Service Agreement dated January 13, 2014 by and between Pledgee and the Company (the “Service Agreement”), Pledgee has been engaged by the Company exclusively to provide the Company with relevant technical license and technical support services, for which the Company will pay Pledgee corresponding license and services fees; and

(6)               Pursuant to the Business Management Agreement dated January 13, 2014 by and between Pledgee, the Company and Pledgers (the “Management Agreement”), the Company agrees to accept the guidance and arrangement made by Pledgee with respect to the business and personnel management etc. of the Company.

(7)               As the collateral for the performance of the Contractual Obligations (as defined below) by Pledgers and the Company as well as for the repayment of the Secured Liabilities (as defined below), Wu Haipeng, a Pledger agrees to pledge 51% of the Company Equity to Pledgee to secure the creditor’s rights in the amount of RMB 765,000 and to grant the Pledgee the first priority repayment right; He Yansheng, another Pledger agrees to pledge 49% of the Company Equity to Pledgee to secure the creditor’s rights in the amount of RMB 735,000 and to grant the Pledgee the first priority repayment right.

NOW, THEREFORE, the Parties have agreed as follows upon friendly consultation:

ARTICLE ONE     DEFINITION

1.1                         Unless otherwise interpreted pursuant to the terms or context herein, each of the terms used herein shall have the meaning ascribed to it below:

“Contractual Obligations”                   shall mean all contractual obligations of Pledgers under the Equity Option Agreement, the Voting Right Entrust Agreement, the Loan Agreement, the Management Agreement, and this Agreement as well as all contractual obligations of the Company under the Equity Option Agreement, the Voting Right Entrust Agreement, and the Service Agreement.

“Event of Default”                                                               shall mean any of the following events:

(i)                                      any breach by any Pledger of any of its Contractual Obligations under the Equity Option Agreement, the Loan Agreement, the Voting Right Entrust Agreement, the Management Agreement or this Agreement or failure to fully perform any Secured Liabilities on time;

(ii)                                   any breach by the Company of any of its Contractual Obligations under the Equity Option Agreement, the Voting Right Entrust Agreement, the Management Agreement, the Service Agreement and this Agreement or failure to fully perform any Secured Liabilities on time; or

(iii)                                any statement or warranty made by Pledgers in this Agreement being false, fraudulent, misleading or mistaken:

(iv)                               breach of any undertakings under Article 8 of this Agreement by Pledgers;

(v)                                  breach of any other articles of this Agreement by Pledgers;

(vi)                               any loan, guarantee, indemnity, undertaking or other repayment liability of Pledgers (x) being demanded to be repaid or performed in advance, or (y) becoming due but not being repaid or fulfilled on time, which makes Pledgee reasonably believe that the ability of Pledgers to fulfil their obligations under this Agreement has been materially and adversely affected;

(vii)                            any of the Equity Option Agreement, the Loan Agreement, the Voting Right Entrust Agreement, the Management Agreement, the Service Agreement or this Agreement being rendered invalid or unenforceable on account of change(s) to any PRC Law or the promulgation of new PRC Law(s) or otherwise and no alternative arrangement being found by Pledgee for the realization of its purposes under the Transaction Documents.

(viii)                         material adverse changes taking place to the properties owned by Pledgers, which makes Pledgee reasonably believe that the ability of Pledgers to fulfil their obligations under this Agreement has been materially and adversely affected;

(ix)                               the successors or administrators of Pledgers being unable to fully perform or refusing to perform any obligation under the Transaction Documents;

(x)                                  Pledgers withdrawing the Equity Pledge or selling or transferring any Pledged Equity to a third party without the prior consent of Pledgee;

(xi)                               the Company losing the ability to repay its debts.

“Equity Pledge”                                                                             shall have the meaning ascribed to it in Section 2.2 hereof.

“Secured Liabilities”                                                  shall mean any and all direct, indirect, incidental losses and loss of foreseeable profit of Pledgee as a result of any Event of Default of Pledger(s) and/or the Company, the amount of which may to be determined by Pledgee in its absolute discretion to the extent permitted by the PRC Laws and to which Pledger(s) shall be subject, as well as all costs and expenses incurred by Pledgee in enforcing the Contractual Obligations of Pledger(s) and/or the Company.

“Collateral”                                                                                                  shall mean all the Company Equity which Pledgers legally hold as of the date hereof and will pledge to Pledgee pursuant to this Agreement as a collateral security for the performance of the Contractual Obligations by Pledgers and the Company (the specific equity interests of each Pledger to be so pledged are set forth in Exhibit 1 thereto), as well as additional capital contributions made and dividends distributed pursuant to Sections 2.6 and 2.7 hereof.

“PRC Law”                                                                                                      shall mean the then current PRC laws, regulations, rules, local stipulations, interpretations and other normative documents with binding force.

“Power of Attorney”                                                    shall have the meaning ascribed to it in Section 12.12 hereof.

“Rights”                                                                                                                        shall have the meaning ascribed to it in Section

“Transaction Documents”                      shall mean the Equity Option Agreement, the Loan Agreement, the Voting Right Entrust Agreement, the Management Agreement, and the Service Agreement.

1.2                         Any reference herein to any PRC Law shall be deemed:

(1)                    to include amendments, revisions, additions and updates to such PRC Law, whether enacted prior to or after the execution of this Agreement; and

(2)                    to include other decisions, notices and rules promulgated or enacted in accordance with the provisions of such PRC Law.

1.3                         Unless otherwise stated herein, references to articles, sections, subsections and paragraphs herein shall mean Articles, Sections, Subsections and Paragraphs of this Agreement.

ARTICLE TWO     EQUITY PLEDGE

2.1                         Pledgers hereby agree to pledge to Pledgee the Collateral which Pledgers legally own and of which Pledgers have the right to dispose pursuant to this Agreement as a collateral security for the performance of the Contractual Obligations and the discharge of the Secured Liabilities.

2.2                         Pledgers shall cause entry of the pledge arrangement of the equity interest hereunder (the “Equity Pledge”) onto the shareholder register of the Company on the date hereof, provide the aforesaid entry document thereof and the certification recording its capital contribution to the Company to Pledgee in the form satisfactory to Pledgee, and provide Pledgee the evidencing documents issued by the relevant administration for industry and commerce evidencing the relevant Equity Pledge within thirty (30) days following the execution of this Agreement.

2.3                         Pledgee shall not be held responsible for any depreciation of value of the Collateral during the term hereof and Pledgers shall not have any right of recourse or claim against Pledgee, unless such value depreciation arises out of Pledgee’s willful misconduct, or out of Pledgee’s gross negligence which constitutes the immediate cause of such depreciation.

2.4                         Subject to the provisions of Section 2.3 above, in the event that Pledgee’s interests is fully exposed to any possible material depreciation of value of the Collateral, Pledgee may at any time sell off or auction the Collateral on behalf of Pledgers and, upon mutual agreement with Pledgers, the proceeds thereof may be applied to earlier discharge of the Secured Liabilities or placed in escrow with the public notary of the area where Pledgee is located at Pledgers’ own expense.

2.5                         In the event of any Event of Default, Pledgee shall have the right to dispose of the Collateral pursuant to Article Four hereof.

2.6                         Pledgers may increase their contribution to the registered capital of the Company only upon Pledgee’s prior consent. Any such additional capital contribution of Pledgers shall also be deemed part of Collateral.

2.7                         Pledgers are entitled to receive dividend or interest in respect of the Collateral only upon Pledgee’s prior consent. Such dividend or interest shall be deposited into an escrow account designated and supervised by Pledgee, and be applied to the discharge of the Secured Liabilities in the first priority.

2.8                         In the event of occurrence of any Event of Default, Pledgee shall have the right to dispose of any Collateral pursuant to the provisions hereof.

ARTICLE THREE     RELEASE OF PLEDGE

Upon the full and complete fulfillment of the Contractual Obligations and discharge of the Secured Liabilities by Pledgers and the Company, Pledgee shall, upon Pledgers’ request, release the pledge hereunder and assist Pledgers in deregistering the Equity Pledge with the relevant administration for industry and commerce, and reasonable expenses arising out of such deregistration shall be borne by Pledgee.

ARTICLE FOUR     DISPOSITION OF COLLATERAL

4.1                         Pledgers shall immediately notify Pledgee in writing in case they are aware or should be aware of the occurrence of any Event of Default or any event which may lead to an Event of Default.

4.2                         Pledgers and Pledgee hereby agree that following the occurrence of any Event of Default, Pledgee, upon notifying Pledgers in writing, shall have the right to exercise all remedies and power available to Pledgee under the PRC Law, the Transaction Documents, and the terms and conditions of this Agreement, including but not limited to setting off the debt with the Collateral at a discounted price or selling off or auctioning the Collateral so as to satisfy its first priority right of compensation, and Pledgee will not be responsible for any losses arising out of its reasonable exercise of such remedies and power.

4.3                         Pledgee shall have the right to designate in writing its counsel or other attorney to exercise any or all of the foregoing remedies and power on behalf of Pledgee and Pledgers may not raise any objection to such designation.

4.4                         All reasonable costs and expenses incurred by Pledgee in exercising any or all of the foregoing remedies and power shall be borne by Pledgers and Pledgee shall have the right to deduct such costs and expenses from the proceeds generated by such exercise.

4.5                         Any and all proceeds obtained by Pledgee from exercising any or all of the foregoing remedies and power shall be applied in the following order:

(a)                    to the payment of any and all costs and expenses of the disposition of the Collateral and the exercise of the remedies and power by Pledgee, including without limitation the court fees and Pledgee’s counsel and attorney fees;

(b)                    to the payment of taxes payable in connection with the disposition of the Collateral; and

(c)                     to the repayment of the Secured Liabilities to Pledgee.

Any surplus then remaining from such proceeds shall be handed over by Pledgee to Pledgers or any other person who is entitled to such proceeds pursuant to law and regulation, or placed in escrow, at Pledgers’ costs and expenses, with the public notary of the area where Pledgee is located.

4.6                         Pledgee shall have the option to exercise its remedies concurrently or otherwise and will not be obligated to exercise any other remedies before exercising its right to sell off or auction the Collateral hereunder.

ARTICLE FIVE     COSTS AND EXPENSES

All actual costs and expenses arising out of the creation of the Equity Pledge hereunder, including without limitation stamp tax, any other taxes and all legal expenses, shall be borne by Pledger.

ARTICLE SIX     CONTINUITY; NO WAIVER

The Equity Pledge created hereunder shall constitute a continuous security, the validity of which shall continue until the Contractual Obligations are fully performed or the Secured Liabilities fully discharged. No waiver or excuse by Pledgee of any Event of Default by Pledgers and no delay in exercising by Pledgee of any of its rights under the Transaction Documents and this Agreement shall impair Pledgee’s right under this Agreement, the relevant PRC Law and the Transaction Documents to require at any time hereafter for the strict compliance with the Transaction Documents and this Agreement by Pledgers or any other right Pledgee may have as a result of any breach by Pledgers of their obligations under the Transaction Documents and/or this Agreement.

ARTICLE SEVEN            REPRESENTATIONS AND WARRANTIES

Each Pledger hereby, jointly and severally, represents and warrants to Pledgee that

7.1                         each of them is a PRC citizen with full capacity, has full and independent legal status and capacity, has obtained appropriate authorization to sign, deliver and perform this Agreement, and may act as an independent litigation subject;

7.2                         each of them has full power and authorization to sign and deliver this Agreement as well as all other documents to be signed by each in connection with the transaction anticipated herein and to consummate such transaction. The shareholders’ meeting of the Company has adopted resolutions in accordance with the Articles of Association of the Company to approve the Equity Pledge by Pledgers pursuant to this Agreement;

7.3                         all reports, documents and information provided by Pledgers to Pledgee prior to the coming into effect of this Agreement in connection with Pledgers and matters required hereunder are true, correct, and valid in all material aspects at the time the same were provided;

7.4                         all reports, documents and information provided by Pledgers to Pledgee following the coming into effect of this Agreement in connection with Pledgers and matters required hereunder are true, correct, and valid in all material aspects at the time the same were provided;

7.5                         at the time this Agreement becomes effective, Pledgers are the only legal owner of the Collateral with full power to dispose of the Collateral or any part thereof, and there is no existing dispute over the ownership of the Collateral;

7.6                         apart from the security interests placed on the Collateral pursuant to this Agreement or the rights created under the Transaction Documents, there is no other security interests or third party right over the Collateral;

7.7                         the Collateral is pledgeable and assignable under law and Pledgers have full rights and power to pledge the Collateral to Pledgee in accordance with the provisions hereof;

7.8                         this Agreement is duly signed by Pledgers and constitutes their legal, valid and binding obligations;

7.9                         any third party consent, permission, waiver, authorization, or any government approval, license, exemption, or any registration or filing procedures with any government agency in connection with the execution and performance of this Agreement and the creation of the Equity Pledge hereunder (except for the registration formalities with respect to the Equity Pledge), has been obtained or processed (to the extent legally required) and will remain fully valid during the term hereof;

7.10                  the execution and performance by Pledgers of this Agreement will not violate or conflict with all laws applicable to Pledgers, or any agreement, judgment, arbitral award, administrative decision to which they are a party or by which any of their assets are bound;

7.11                  the pledge hereunder shall constitute the first priority security on the Collateral;

7.12                  there is no pending, or to the best knowledge of Pledgers, threatened litigation, legal proceeding or claim against Pledgers, their assets, or the Collateral before any court or arbitration tribunal, and there is no pending, or to the best knowledge of Pledgers, threatened litigation, legal proceeding or claim against Pledgers, their assets, or the Collateral at any government or any administrative organization, which may have material or adverse effect on the financial status of Pledgers or their ability to fulfill their obligations and responsibilities hereunder; and

7.13                  the foregoing representations and warranties is true and correct at any time and in any circumstances and be fully abided by the Pledgers until all the Contractual Obligations are performed or all the Secured Liabilities are discharged.

ARTICLE EIGHT       PLEDGERS’ UNDERTAKING

Each Pledger hereby, jointly and severally, undertakes to Pledgee that

8.1                         In order to achieve the purposes of this Agreement, Pledgers shall file applications with the relevant industrial and commercial registration authority for the registration of Equity Pledge in accordance with Article 2.2 of this Agreement, and complete the registration of Equity Pledge within a reasonable time permitted by relevant laws and policies, as well as complete any other formalities required by laws and regulations for the realization of the arrangements under this Agreement.

8.2                         without Pledgee’s prior consent in writing, Pledgers may not create or permit to be created any new pledge or any other security interests on the Collateral, and any and all pledges or any other security interests placed on the Collateral, in whole or in part, without Pledgee’s prior consent in writing shall be null and void;

8.3                         Pledgers may not transfer the Collateral without first notifying Pledgee in writing and obtaining its prior consent in writing, and any and all attempted transfers of the Collateral by Pledgers shall be null and void; proceeds from Pledgers’ transfer of the Collateral shall be first applied to the earlier discharge of the Secured Liabilities or placed in escrow with the third party agreed to by Pledgee; and transfer by any Pledger of the Collateral in its possession upon Pledgee’s consent shall not affect the Collateral under possession of the other Pledger, which shall continue to be bound by this Agreement;

8.4                         in the event of any litigation, legal proceeding or claim which may have any adverse effect on the interest of Pledgers or Pledgee under the Transaction Documents and this Agreement or the Collateral, Pledgers shall promptly notify Pledgee in writing and. at Pledgee’s reasonable request, take all necessary actions to safeguard Pledgee’s interests in the Collateral;

8.5                         Pledgers shall not use or permit others to use the pledged equity to engage in any act or event contrary to laws or this Agreement;

8.6                         Pledgers further agree that the rights acquired by the Pledgee pursuant to this Agreement shall not be interrupted or prejudiced by the proceedings initiated by any successor, trustee of Pledgers or Pledgers or any other person:

8.7                         Pledgers will not take or permit to be taken any action which may have any adverse effect on Pledgee’s interests under the Transaction Documents and this Agreement or the Collateral;

8.8                         Pledgers hereby undertake to comply with and perform any warranties, undertakings, agreements, representations and conditions under the Transaction Documents. In case any Pledger does not perform or fully perform any such warranties, undertakings, agreements, representations or conditions, he shall indemnify Pledgee for all the losses suffered therefrom;

8.9                         Pledgers undertake they shall, and undertake to ensure that other interested parties in connection with Equity Pledge shall, at the reasonable request of Pledgee, take all necessary measures and sign all necessary documents (including, but not limited to any supplementary agreements to this Agreement, any title certificate or deed) and facilitate the exercise of the rights and authorizations granted to Pledgee under this Agreement, so as to ensure the equity interest of Pledgee in the pledged equity as well as the exercise and realization of the same.

8.10                  in the event of any transfer of the Collateral as a result of the exercise of the pledge right hereunder, Pledgers shall take all necessary measures to effectuate such transfer.

ARTICLE NINE     CHANGE OF CIRCUMSTANCES

In addition to but not in contradiction with the other terms and conditions of the Transaction Documents and this Agreement, if at any time due to the promulgation or change of any PRC Law, or any change to the interpretation or application thereof, or any change to the relevant registration procedures, maintaining the validity of this Agreement and/or disposing of the Collateral in the manner described herein is deemed by Pledgee to be invalid or contradictory to such PRC Law, Pledgers shall forthwith take any action and/or sign any document or other instrument according to the written instructions and reasonable request of Pledgee, so as to

(1)                    keep this Agreement valid;

(2)                    facilitate the disposition of the Collateral in the manner described herein; and

(3)                    maintain or realize the purposes of this Agreement or the security interests created hereunder.

ARTICLE TEN     EFFECTIVENESS AND TERM

10.1                  This Agreement shall take effect after all the following conditions have been satisfied:

(1)             this Agreement has been properly executed by all Parties;

(2)             The Equity Pledge under this Agreement has been recorded in the shareholders’ register of the Company according to law.

Pledgers shall provide the registration certificate for the aforesaid Equity Pledge on the shareholders’ register in a form to the satisfaction of Pledgee.

10.2                  The term of this Agreement shall continue until the Contractual Obligations are fully performed or the Secured Liabilities are fully discharged.

ARTICLE ELEVEN     NOTICE

11.1                  Any and all notices, requests, instructions or other communications required to be made hereof or made pursuant to this Agreement by one Party to the other hereunder shall be made in writing.

11.2                  The foregoing notice or other communication shall be deemed duly given upon its delivery by fax or telex or personal delivery or five (5) days following its delivery by mail.

ARTICLE TWELVE     MISCELLANEOUS

12.1                  Upon notifying Pledgers, Pledgee may transfer its rights and/or obligations hereunder to any third party without Pledgers consent, but Pledgers may not transfer their rights, obligations or liabilities hereunder to any third party without Pledgee’s prior consent in writing. The successors or permitted assigns of Pledgers (if any) shall continue to perform Pledgers’ obligations under this Agreement.

12.2                  The amount of the Secured Liabilities determined by Pledgee at its own discretion when exercising its right of pledge to the Collateral pursuant to this Agreement shall be conclusive evidence of the Secured Liabilities hereunder.

12.3                  A force majeure event shall mean any event which is beyond the reasonable control of one Party and unavoidable even if the affected Party has taken reasonable care and reasonable measures, which includes but is not limited to government action, fire, explosion, geographic changes, typhoon, flood, earthquake, tide, lightening and war, etc., provided that credit, fund or financing insufficiency etc. shall not be regarded as a force majeure event. The Party affected by a force majeure event which seeks exemption of performing any obligation under this Agreement or any article of this Agreement shall immediately notify the other Parties of such event and the measures needed to be taken by it for such performance. In case the performance of this Agreement is delayed or deferred by the aforesaid force majeure event, the Party affected by such event does not need to bear any liability under this Agreement therefor, but only to the extent that the Party affected has taken all reasonable efforts to perform this agreement or mitigate the effects of such event and that such exemption is only limited to the part being delayed or deferred. Once the causes for such exemption have been corrected or rectified, all Parties agree to make the utmost effort to resume the performance of this Agreement.

12.4                  This Agreement is made in Chinese in three (3) original copies, with each Party hereto holding one (1) copy, provided that more duly signed copies of this Agreement may be added for registration or filing purposes (where necessary).

12.5                  The execution, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the PRC Law.

12.6                  Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through negotiation. In the event that the Parties cannot reach an agreement within thirty (30) days following the occurrence of such dispute, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules of such commission then in effect. The arbitration shall be conducted in Beijing and the arbitral award shall be final and binding upon both Parties.

12.7                  The rights, power and remedies provided for either Party herein shall not exclude any other rights, power or remedies to which such Party is entitled under law, regulations, and other provisions herein, and the exercise by one Party of its right, power, or remedies shall not hinder its exercise of any other right, power, or remedies.

12.8                  Failure to exercise or delay in exercising any right, power, or remedies under this Agreement or law (collectively, the “Rights”) shall not be deemed a waiver of such Rights, and waiver of any single or partial exercise of the Rights shall not exclude the exercise of the Rights in any other manner or the exercise of any other Rights.

12.9                  Headings herein are inserted for ease of reference only. In no event may such headings be used to interpret or affect the interpretation of the provisions herein.

12.10           All provisions herein are separable and independent of any other provisions. If one or more provisions hereof are held invalid, illegal or unenforceable at any time, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be adversely affected thereby.

12.11           Amendment or addition to this Agreement shall be made in writing and may not become effective unless and until duly executed by the Parties, Pledgee’s transfer of its rights hereunder pursuant to Section 12.1 hereof excepted.

12.12           Subject to Section 12.1 above, this Agreement shall be binding on the legal assigns of the Parties hereto.

12.13           Pledgers agree to authorize any individual (“Trustee”) appointed by Pledgee to sign on their behalf any and all legal documents required by Pledgee in exercising its rights hereunder. Concurrently herewith, Pledgers shall each sign a power of attorney in form attached hereto as Exhibit 2 (“Power of Attorney”) and place such Power of Attorney as duly signed by them under the custody of Pledgee, who may submit such Power of Attorney to the relevant government whenever necessary. Upon and only upon notification in writing from Pledgee to Pledgers regarding the replacement of Trustee, Pledgers shall forthwith cancel their authorization to the existing Trustee and authorize such other Trustee appointed by Pledgee then to sign on their behalf any and all legal documents required by Pledgee in exercising its rights hereunder. The new Power of Attorney, once made, shall replace the original one. In no other circumstances may Pledgers cancel their Power of Attorney to the Trustee.

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[Signature Page]

IN WITNESS HEREOF, the Parties have signed this Equity Pledge Agreement as of the date and in the place first written above.

Wu Haipeng

By:	/s/

He Yansheng

By:	/s/

Qieyiyou (Beijing) Information Technology Co., Ltd.

(seal)

EXHIBIT 1:

Background Information of the Company

Name:	Beijing Chenhuan Technology Co., Ltd.

Registered Address:	Room 05, 8th Floor, Building No.2, Yard No.4, Qiyang Road, Chaoyang District, Beijing

Registered Capital:	RMB1.5 Million

Legal Representative:	Wu Haipeng

Equity Structure:

Shareholder Name	Amount of Registered Capital Owned		Percentage of Capital Contribution
Wu Haipeng	RMB	765,000	51%
He Yansheng	RMB	735,000	49%
Total	RMB	1.5 Million	100%

Fiscal Year:           from January 1 to December 31 of each calendar year

EXHIBIT 2:

Form of Power of Attorney

I,                    , hereby irrevocably authorize                      (ID No.:                       ) to act as my trustee, who in such capacity may sign any and all legal documents required or desirable by WFOE in exercising its rights under the Equity Pledge Agreement by and among WOFE, myself and other relevant parties thereto and handle all relevant registration procedures for  the Equity Pledge hereunder with the relevant administration for industry and commerce.

By:	(signed)

Date: